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                                              |       OMB APPROVAL         |
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                                              |OMB Number:  3235-0145      |
                                              |Expires:  August 31, 1991   |
                                              |Estimated average burden    |
                                              |hours per response:  14.90  |
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                                 UNITED STATES
                       SECURITIES & EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3 )*



                          BWIP HOLDINGS INCORPORATED
                               (Name of Issuer)


                                 COMMON STOCK
                        (Title of Class of Securities)


                                  05604410-1
                                (CUSIP Number)





Check the following if a fee is being paid with this statement     . (A fee is
not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88)                    Page 1 of 5 pages

-------------------------------------              ---------------------------
|CUSIP No. 05604410-1               |     13G      |Page   2  of   5   Pages |
-------------------------------------              ---------------------------

------------------------------------------------------------------------------
|   |  NAME OF REPORTING PERSON                                              |
| 1 |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     |
|   |                                                                        |
|   |           ARK ASSET MANAGEMENT CO., INC.                               |
------------------------------------------------------------------------------
| 2 | CHECK THE APPROPRIATE LINE IF A MEMBER OF A GROUP*           (a)       |
|   |                                                                        |
|   |                                                                        |
|   |                                                              (b)       |
------------------------------------------------------------------------------
| 3 | SEC USE ONLY                                                           |
|   |                                                                        |
|   |                                                                        |
------------------------------------------------------------------------------
| 4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                    |
|   |                                                                        |
|   |                                                                        |
|   |           NEW YORK                                                     |
------------------------------------------------------------------------------
|            | 5 | SOLE VOTING POWER                                         |
|            |   |                                                           |
| NUMBER OF  |   | NONE                                                      |
|            |   |                                                           |
|  SHARES    |   -------------------------------------------------------------
|            | 6 | SHARED VOTING POWER                                       |
|BENEFICIALLY|   |                                                           |
|            |   |  NONE                                                     |
|  OWNED BY  |   |                                                           |
|            |   -------------------------------------------------------------
|    EACH    | 7 | SOLE DISPOSITIVE POWER                                    |
|            |   |                                                           |
| REPORTING  |   | NONE                                                      |
|            |   |                                                           |
|  PERSON    |   -------------------------------------------------------------
|            | 8 | SHARED DISPOSITIVE POWER                                  |
|   WITH     |   |                                                           |
|            |   |  NONE                                                     |
|            |   |                                                           |
------------------------------------------------------------------------------
| 9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON           |
|   |                                                                        |
|   |        NONE                                                            |
|   |                                                                        |
------------------------------------------------------------------------------
|10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |
|   |                                                                        |
|   |                                                                        |
|   --------------------------------------------------------------------------
|11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                        |
|   |   0                                                                    |
|   --------------------------------------------------------------------------
|12 | TYPE OF REPORTING PERSON*                                              |
|   |     I.A.                                                               |
|-----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               Page 2 of 5 Pages

                                                                          3 of 5

The filing of this statement shall not be construed as an admission that Ark Asset Management Co., Inc. is the beneficial owner of the securities covered by such statement.


Item 1.           (a)  Name of Issuer.

                                    BWIP HOLDINGS INCORPORATED


Item 1.           (b)  Address of Issuer.

                                    200 OCEANGATE BOULEVARD
                                    SUITE 900
                                    LONG BEACH, CALIFORNIA 90802

Item 2.           (a)  Name of Person Filing.

                                    ARK ASSET MANAGEMENT CO., INC.

Item 2.           (b)  Address of Principal Business Office.

                                    One New York Plaza, New York, N.Y. 10004

Item 2.           (c)  Place of Organization.

                                    New York


Item 2.           (d)  Title of Class of Securities.

                                    Common Stock


Item 2.           (e)  CUSIP Number.

                                    05604410-0

Item 3.           (a)               Ark Asset Management Co., Inc. is an
                                    investment adviser registered under
                                    Section 203 of the Investment Advisers Act of 1940.

Item 4.           Ownership.

                           (a)  Amount Beneficially Owned: NONE

                           (b)  Percent of Class: 0


                                                                          4 of 5


                           (c)  Number of shares as to which such person has:


                                (1)  Sole power to vote: NONE

                                (2)  Shared power to vote:  NONE

                                (3)  Sole power to dispose of or to direct
                                       the disposition of: NONE

                                (4)  Shared power to dispose or to direct the
                                       disposition of: NONE

Item 5.  Ownership of Five Percent or Less of a Class.

                  The reporting person has ceased to be the beneficial owner of more than 5% of this class of Security.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.


                  Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company


                  Not Applicable


Item 8.   Identification and Classification of Members of the Group.


                  Not Applicable


Item 9.  Notice of Dissolution of Group.


                  Not Applicable


                                                                          5 of 5


Item 10.  Certification.


          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

       After reasonable inquiry and to the best of my knowledge and belief, certify that the information set forth in this statement is true, complete and correct.



Date:  1/30/96       Signature: /s/ S. Jay Mermelstein



Name/Title:   S. Jay Mermelstein
              Chief Operating Officer